Exhibit 99.1

Capstone Turbine Corporation Announces First Quarter Fiscal 2007 Results;
 First Quarter Revenue of $6.6 Million Increases Over 70% From Prior Year
                          Comparable Quarter;
            Gross Loss Improves 71 Points From Prior Year

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Aug. 9, 2006--Capstone Turbine Corporation (Nasdaq:CPST) (www.microturbine.com) reported results for its first quarter ended June 30, 2006 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2006.

    Financial Summary

    Capstone's revenue for the fiscal 2007 first quarter was $6.6 million, representing an increase of over 70% from $3.8 million for the prior year comparable quarter. However, this represents a decrease of 13% from the fourth quarter fiscal 2006 revenue of $7.6 million.
    "The year-over-year growth in revenue indicates that demand for microturbines is growing; however, new sales from the New York market are not increasing as quickly as originally planned. The delay in the MEA approval and extended product demonstrations have resulted in a longer than anticipated sales cycle. We remain confident that the New York market offers Capstone a substantial opportunity to grow; therefore, we have redoubled our efforts in this market," said Mark Gilbreth, Capstone's Interim President and CEO.
    Backlog at the end of the first quarter was $5.4 million, a decrease of over 55% from the end of the prior year comparable quarter and approximately 24% from the end of the prior quarter. The decrease in backlog reflects improved lead times from order to shipment and a relatively flat order rate for the last three quarters.
    The reported gross loss for the first quarter was $1.2 million, or 19% of revenue compared to $3.4 million, or 90% of revenue from the prior year comparable quarter and $3.2 million, or 43% of revenue for the fiscal 2006 fourth quarter. Over the past year Capstone improved its gross loss by 71 points and by 24 points from the prior quarter due to higher volume and improved reliability.
    Research and development costs were $2.8 million for the fiscal 2007 first quarter, an improvement of $0.3 million, or 10%, from the prior quarter. The improvement was primarily related to lower spending on development hardware and reduced payroll costs.
    Selling, general and administrative costs were $5.9 million for the fiscal 2007 first quarter, an improvement of $0.3 million, or 4% from the prior quarter. Included in SG&A expenses in the quarter ended June 30, 2006 was $0.7 million of non-cash stock compensation primarily related to the Company's adoption of Statement of Financial Accounting Standards ("SFAS") 123R during the first quarter of fiscal 2007. Net of the non-cash stock compensation charges, SG&A expenses decreased approximately $0.8 million compared to the same period last year. The improvement was primarily related to reduced payroll and related costs.
    Capstone's net loss was $9.3 million for the fiscal 2007 first quarter, or $0.09 per diluted common share, an improvement of $2.5 million from the $11.8 million loss, or $0.12 per diluted common share, reported for the fourth quarter of fiscal 2006. The first quarter fiscal 2007 net loss includes an aggregate of approximately $0.8 million of stock-based compensation expense due primarily to the Company's adoption of SFAS 123R on April 1, 2006. Excluding the increased costs associated with the implementation of SFAS 123R, total operating expenses included in the fiscal 2007 first quarter net loss improved $1.1 million, or 12%, over the prior quarter as a result of the Company's continuing efforts to reduce expenses.
    Cash balances decreased by $9.3 million during the first quarter of fiscal 2007. As of June 30, 2006, cash and cash equivalents were $48.8 million.
    Mr. Gilbreth, added, "The foundation for operational success is in place. The task ahead of us now is to further develop and expand our sales in our key markets."

    Conference Call

    The Company will host a conference call today, Wednesday, August 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.microturbine.com

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 12 million documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Shanghai and Tokyo.
    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.
    This press release contains "forward-looking statements," as that term is used in the federal securities laws, with regard to business growth in the New York market and generally, top line growth, operational success and sales expansion. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including the fact that certain product applications in the New York market may require further regulatory approvals, that we may not achieve the growth we currently anticipated, we may not be able to retain a permanent replacement to our former CEO, and other factors described in Capstone's filings with the Securities and Exchange Commission may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


                     CAPSTONE TURBINE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)
                              (Unaudited)

                                                   June 30,  March 31,
                                                     2006      2006
                                                   --------- ---------

                      ASSETS
Current Assets:
 Cash and cash equivalents                          $48,755   $58,051
 Accounts receivable, net of allowance for doubtful
  accounts and sales returns of $845 at June 30,
  2006 and $858 at March 31, 2006                     6,303     5,869
 Inventories                                         13,852    12,545
 Prepaid expenses and other current assets            1,004     1,050
                                                   --------- ---------
     Total current assets                            69,914    77,515
Property, plant and equipment, net                    6,967     7,816
Non-current portion of inventories                    3,691     3,113
Intangible asset, net and other long-term assets      1,206     1,273
                                                   --------- ---------
     Total                                          $81,778   $89,717
                                                   ========= =========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable and accrued expenses               $8,295    $8,144
 Accrued salaries and wages                           1,130     1,623
 Accrued warranty reserve                             6,936     6,998
 Deferred revenue                                       561       632
 Current portion of notes payable                        19        19
                                                   --------- ---------
     Total current liabilities                       16,941    17,416
                                                   --------- ---------
Long-term portion of notes payable                       42        47
Other long-term liabilities                             607       626
Stockholders' Equity:
 Preferred stock, $.001 par value; 10,000,000
  shares authorized; none issued                         --        --
 Common stock, $.001 par value; 415,000,000 shares
  authorized; 104,229,674 shares issued and
  103,678,466 shares outstanding at June 30, 2006;
  103,521,829 shares issued and 102,970,621 shares
  outstanding at March 31, 2006                         104       104
 Additional paid-in capital                         574,471   572,787
 Accumulated deficit                               (509,874) (500,542)
 Deferred stock compensation                             --      (208)
 Treasury stock, at cost; 551,208 shares               (513)     (513)
                                                   --------- ---------
     Total stockholders' equity                      64,188    71,628
                                                   --------- ---------
     Total                                          $81,778   $89,717
                                                   ========= =========


                     CAPSTONE TURBINE CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)
                              (Unaudited)

                                                          Three
                                                       Months Ended
                                                         June 30,
                                                    ------------------
                                                     2006      2005
                                                    -------- ---------

Revenue                                              $6,566    $3,807
Cost of goods sold (includes stock-based
 compensation of $28 and $0, for 2006 and 2005,
 respectively)                                        7,802     7,224
                                                    -------- ---------
        Gross Loss                                   (1,236)   (3,417)
Operating expenses:
    Research and development (includes stock-based
     compensation of $56 and $0, for 2006 and 2005,
     respectively)                                    2,806     2,105
    Selling, general and administrative (includes
     stock-based compensation of $674 and $76, for
     2006 and 2005, respectively)                     5,915     5,737
                                                    -------- ---------
        Total operating expenses                      8,721     7,842
                                                    -------- ---------
Loss from operations                                 (9,957)  (11,259)
    Interest income                                     627       396
                                                    -------- ---------
Loss before income taxes                             (9,330)  (10,863)
Provision for income taxes                                2         2
                                                    -------- ---------
Net loss                                            $(9,332) $(10,865)
                                                    ======== =========
Net loss per share of common stock -- Basic and
 Diluted                                             $(0.09)   $(0.13)
                                                    ======== =========
Weighted average shares used to calculate Basic and
 Diluted net loss per share                         103,323    84,575
                                                    ======== =========

    CONTACT: Capstone Turbine Corporation
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628